For further information, contact:

Kevin L. Halloran, Vice President, Corporate Development and Investor Relations

Phone 808-525-8422
E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

8:00 A.M. EASTERN DAYLIGHT TIME

Monday, April 30, 2007

A&B REPORTS 1st QUARTER 2007 INCOME OF $24.7 MILLION

Leasing & MIL Post Double-Digit Gains, China Volume Strong

Honolulu (April 30, 2007)—Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the first quarter of 2007 was $24.7 million, or $0.58 per diluted share. Net income in the first quarter of 2006 was $37.4 million, or $0.84 per diluted share. Revenue for the first quarter of 2007 was $385.0 million compared with revenue of $360.6 million for the first quarter of 2006.

COMMENTS ON QUARTER AND OUTLOOK

“We started the year on a solid note, led by double-digit operating profit gains in our real estate leasing and integrated logistics segments, and sustained, strong volume in our China service,” said W. Allen Doane, chairman and chief executive officer of Alexander & Baldwin, Inc. (A&B). “Just as importantly, we launched several strategic initiatives during the quarter that squarely position the company for continued long-term growth. Coupled with the stable fundamentals at each of our operating units, 2007 results are anticipated to be in line with our original growth expectations. As expected, net income was below last year’s first quarter due principally to the timing of real estate sales.”

“In the first quarter, Matson’s Ocean Transportation operating profit of $18.8 million bested its prior year performance by 3 percent, due chiefly to the profitable ocean transport service from China. Excluding a $3.3 million gain from the sale of two surplus vessels in 2006, operating profit increased by $3.8 million versus the prior year. And while the Hawaii service experienced modest cyclical declines in container volume and a more significant drop in auto volume, these were offset by favorable yields and a better cargo mix. It is also noteworthy that Matson’s China service recognized its one-year anniversary in February. The year of service in the global arena was remarkable for many reasons and has been punctuated most recently by the announcement of an industry first; an on-time guarantee for full container ocean transit service from Asia. Looking forward, we expect continued, albeit moderate, earnings growth as a result of our growing strength in China along with flattened volume prospects in Hawaii.”

“Matson Integrated Logistics (MIL) realized a 19% increase in operating profit from the prior year, continuing apace with its exceptional growth trajectory of the past five years. Despite a 5% drop in revenues, MIL improved its operating margin by 110 basis points, which is attributable to higher yields in its truck and rail segments, as well as by its emerging expedited service line. In March 2007, Matson and MIL announced a ground-breaking partnership with J.B. Hunt to offer the industry’s first guaranteed intermodal and transload services. And in early April, MIL formed a new subsidiary, Matson Global Distribution Services, to expand its logistics service menu to include warehousing and distribution, freight forwarding and non-vessel operating common carrier (“NVOCC”) services. These important, incremental steps will take us closer to our goal of becoming a full service third-party logistics company.”

“A&B Properties real estate leasing segment generated $15 million in operating profit, which was 24%, or $2.9 million, higher than in the prior year. The considerable improvement is the result of $1.7 million of non-recurring items including lease reconciliations and common area maintenance (CAM) recoveries, as well as new contributions from three acquisitions that occurred subsequent to the first quarter of 2006 and success in capturing higher lease rates. Our occupancy level stands at a robust 97 and 98 percent in our mainland and Hawaii portfolios, respectively. We were also pleased to add a new retail property in Las Colinas, a rapidly expanding suburb of Dallas, Texas to our growing stable of attractive properties in strengthening markets.”

“As expected, there was limited first quarter 2007 real estate sales activity. Operating profit reached $8.8 million, of which half was derived from joint venture earnings, primarily from Kai Malu, a residential development on Maui. The Company continues to make significant strides in its construction activities, including the Keola La’i condominium project on Oahu and at its joint venture lifestyle community of Kukui’ula on Kauai. Taken together, our leasing segment, development and property sales pipeline put us on track for another year of favorable earnings growth.”

“Operating profit for HC&S, and the Agribusiness segment in whole, was adversely impacted by a decline in raw sugar margins, increased cost allocated to power sales that include repairs to a reservoir, and by lower specialty sugar sales volume. We do, however, remain optimistic that our early harvest start, which produced an increase in sugar production for the quarter, will positively shape the remainder of the year. That said, we expect only modest, incremental profit for 2007.”

Detailed segment analyses of A&B’s operations are offered below:

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended March 31,
(dollars in millions)	2007	2006	Change
Revenue	$ 231.6	$ 219.3	6%
Operating profit	$ 18.8	$ 18.3	3%
Operating profit margin	8.1%	8.3%
Volume (Units)
Hawaii containers	40,700	41,800	-3%
Hawaii automobiles	22,900	31,800	-28%
China containers	11,700	2,000	5.9x
Guam containers*	3,400	3,400	-

*Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the first quarter of 2007, Ocean Transportation revenue of $231.6 million was $12.3 million, or 6 percent, higher than the first quarter of 2006. This increase was due principally to the establishment of the China service in early 2006 and the subsequent volume growth, favorable revenue yields from our cargo mix, and an increase in fuel surcharge revenues. These increased revenues were partially offset by lower volumes in the Hawaii service and the loss of charter revenue due to the expiration of the APL Alliance.

Total Hawaii container volume was down 3 percent from the first quarter of 2006, primarily reflecting reduced shipments of lower-margin building materials from the Pacific Northwest. Total Hawaii automobile volume was down 28 percent for the quarter due predominantly to reduced fleet and retail auto sales.

Operating profit of $18.8 million was $0.5 million, or 3 percent, higher than in the first quarter of 2006. As referenced above, excluding a $3.3 million gain from vessel sales in 2006, operating profit increased by $3.8 million versus the prior year. The increase in operating profit is explained primarily by volume gains from the China service and improved yields in the Hawaii service, which were offset by the loss of charter profits due to the expiration of the APL Alliance, lower Hawaii container and auto volumes, and to higher equipment control expenses and increased fuel costs related to the China service.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended March 31,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$ 65.7	$ 67.6	-3%
Highway revenue	$ 37.2	$ 40.8	-9%
Total revenue	$ 102.9	$ 108.4	-5%
Operating profit	$ 5.6	$ 4.7	19%
Operating profit margin	5.4%	4.3%

Integrated logistics revenue decreased 5%, or $5.5 million in the first quarter of 2007 compared with the first quarter of 2006. The decline in Highway revenue resulted from volume loss associated with the departure of a truck brokerage agency subsequent to the first quarter of 2006 and was partially offset by increases in revenue for less-than-truckload freight. The intermodal revenue decline was the result of a general softening across the domestic market, offset by the increased carriage of rail cargo associated with Matson Navigation’s China service.

First quarter 2007 integrated logistics operating profit of $5.6 million was $0.9 million, or 19 percent, higher than in the comparable period last year. Operating profit increased principally as a result of margin and yield improvement efforts in both Highway and Intermodal lines of business, but was offset in part by higher general and administrative expenses. The operating profit margin for Logistics Services was 5.4 percent in the first quarter of 2007, an improvement of 110 basis points from the comparable period last year.

REAL ESTATE—INDUSTRY

Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes decisions regarding capital allocation. It is also important to note that direct, year-over-year comparison of the real estate sales results may not provide a consistent, measurable barometer of future performance. Sales, by virtue of each project’s asset class, geography and timing, are inherently episodic.

REAL ESTATE—LEASING

	Quarter Ended March 31,
(dollars in millions)	2007	2006	Change
Revenue	$ 28.8	$ 24.6	17%
Operating profit	$ 15.0	$ 12.1	24%
Operating profit margin	52.1%	49.2%
Occupancy Rates:
Mainland	97%	97%	--
Hawaii	98%	98%	--
Leasable Space (million sq. ft.):
Mainland	3.9	3.7	5%
Hawaii	1.5	1.6	-6%

Real Estate Leasing revenue and operating profit (before removing amounts treated as discontinued operations) in the first quarter of 2007 were 17% and 24% higher, respectively, than from the year earlier period. Revenue was $28.8 million, which was $4.2 million higher and operating profit was $15.0 million, or $2.9 million higher, than the first quarter of 2006. The improved revenue and operating profit, as compared with first quarter 2006, benefited from $1.7 million of non-recurring items including lease reconciliations and common area maintenance (CAM) recoveries, as well as new contributions from property acquisitions and improvements in lease rates at select properties.

REAL ESTATE—SALES

	Quarter Ended March 31,
	2007	2006	Change
Improved property sales	$ --	$ 15.7	-100%
Development sales	--	0.6	-100%
Unimproved/other property sales	6.5	7.5	-13%
Total revenue	$ 6.5	$ 23.8	-73%
Operating profit before joint ventures	$ 4.4	$ 13.2	-67%
Equity in earnings of joint ventures	4.4	13.9	-68%
Total operating profit	$ 8.8	$ 27.1	-68%

First quarter 2007 Real Estate Sales revenue of $6.5 million was 73% lower than the first quarter of 2006, which included a Maui office building, three commercial parcels on Maui, a commercial property on Oahu and a vacant parcel on Kauai. Real estate sales in 2007 were principally attributable to a $5.9 million final payment on an installment sale of an agricultural parcel on Kauai.

Operating profit of $8.8 million exceeded revenue due to the inclusion of the Company’s share of its joint venture earnings. Joint venture results are included in operating profit but are not included in revenue. The first quarter 2007 operating profit compares to $27.1 million from the year earlier period, a quarter in which the Company benefited substantially from the sale of 247 residential condominium units at its Hokua joint venture, and from the sale of several commercial parcels.

AGRIBUSINESS (formerly Food Products)

	Quarter Ended March 31,
(dollars in millions)	2007	2006	Change
Revenue	$ 17.2	$ 15.5	11%
Operating profit	$ 3.6	$ 6.5	-45%
Tons sugar produced	9,200	800	11.5x

First quarter 2007 Agribusiness revenue of $17.2 million was $1.7 million, or 11 percent, higher than in the same period of 2006. The increase reflects higher bulk raw sugar sales volume, partially offset by lower specialty sugar sales volume. Operating profit decreased by

$2.9 million, or 45%, from the year earlier period due to a decline in raw sugar margins, increased costs allocated to power sales and lower specialty sugar sales volume.

Sugar production was higher in the first quarter of 2007 compared with the first quarter of 2006 because harvesting commenced one month later in 2006 and adverse weather conditions in the first quarter of 2006 hindered field and factory operations.

CORPORATE EXPENSE, OTHER

First quarter 2007 corporate expenses of $6.9 million were $1.7 million, or 33 percent, higher than the first quarter of 2006. The increase is due principally to higher interest income in 2006, expanded employee participation in performance-based incentive programs, and higher professional fees associated with new regulatory requirements.

Income taxes decreased by $1 million, principally due to lower income, but the decrease was partially offset by a higher effective tax rate of 39.2% for the first quarter of 2007 as compared to 38.0% for the first quarter of 2006. The higher effective tax rate in 2007 is principally due to the impact resulting from the application of Financial Accounting Standards Board Interpretation No. 48 (FIN 48) in the quarter.

CASH FLOW COMMENTS

Cash Flows from Operating Activities totaled $26 million for the first quarter of 2007, compared with $40 million for the same period in 2006.  This decrease was principally the result of higher 2006 proceeds from the return on the Company’s investment in its Hokua joint venture, as well as higher capital expenditures on real estate held for sale in 2007.

Cash Flows used in Investing Activities totaled $14 million for the first quarter of 2007, compared with $6 million used in the first quarter of 2006. The increase was due principally to the return of the Company’s investment in its Hokua joint venture in the first quarter of 2006, which largely offset higher 2006 capital expenditures, investments, and Capital Construction Fund deposits. Capital expenditures for the first quarter of 2007 totaled $14 million compared with $47 million for the first quarter of 2006. Capital expenditures in 2006 were higher due principally to equipment acquisitions related to the new China service and leasing portfolio acquisitions.

Cash Flows used in Financing Activities totaled $8 million for the first quarter 2007, which was comparable with $9 million used for the first quarter 2006. On March 20, 2007 the Company completed the second of three draws on a private shelf agreement with Prudential Investment Management, Inc. The $50 million of proceeds were principally used to refinance borrowings under the Company’s short-term facilities.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2007 and 2006 First-Quarter Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2007	2006
Three Months Ended March 31:
Revenue	$ 385.0	$ 360.6
Income From Continuing Operations	$ 24.7	$ 27.4
Discontinued Operations: Properties[1]	$ -	$ 10.0
Net Income	$ 24.7	$ 37.4
Basic Share Earnings
Continuing Operations	$ 0.58	$ 0.62
Net Income	$ 0.58	$ 0.85
Diluted Share Earnings
Continuing Operations	$ 0.58	$ 0.62
Net Income	$ 0.58	$ 0.84
Average Shares Outstanding	42.5	43.9
Diluted Average Shares Outstanding	42.9	44.3

[1] "Discontinued Operations: Properties" consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenue:
Transportation
Ocean Transportation	$231.6	$219.3
Logistics Services	102.9	108.4
Real Estate
Leasing	28.8	24.6
Sales	6.5	23.8
Less Amounts Reported In
Discontinued Operations	--	(24.9)
Agribusiness	17.2	15.5
Reconciling Items	(2.0)	(6.1)
Total Revenue	$385.0	$360.6

Operating Profit, Net Income:
Transportation
Ocean Transportation	$18.8	$18.3
Logistics Services	5.6	4.7
Real Estate
Leasing	15.0	12.1
Sales	8.8	27.1
Less Amounts Reported In
Discontinued Operations	--	(16.0)
Agribusiness	3.6	6.5
Total Operating Profit	51.8	52.7
Interest Expense	(4.3)	(3.2)
Corporate Expenses	(6.9)	(5.2)
Income From Continuing Operations
Before Income Taxes	40.6	44.3
Income Taxes	(15.9)	(16.9)
Income From Continuing Operations	24.7	27.4
Discontinued Operations: Properties	--	10.0
Net Income	$24.7	$37.4

Basic Earnings Per Share, Continuing Operations	$0.58	$0.62
Basic Earnings Per Share, Net Income	$0.58	$0.85

Diluted Earnings Per Share, Continuing Operations	$0.58	$0.62
Diluted Earnings Per Share, Net Income	$0.58	$0.84

Average Shares	42.5	43.9
Diluted Shares	42.9	44.3

Consolidated Balance Sheet (Condensed)
(In Millions)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current Assets	$292	$285
Investments	150	149
Real Estate Developments	177	147
Property, Net	1,507	1,499
Other Assets	160	171
Total	$2,286	$2,251

LIABILITIES & EQUITY
Current Liabilities	$261	$257
Long-Term Debt	413	401
Liability for Benefit Plans	54	52
Other Long-Term Liabilities	72	72
Deferred Income Taxes	436	442
Shareholders’ Equity	1,050	1,027
Total	$2,286	$2,251

Consolidated Cash Flow Information (Condensed)
(In Millions)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)

Operating Cash Flows	$26	$40
Capital Expenditures	(14)	(47)
CCF Withdrawals/(Deposits), Net	(2)	(18)
Proceeds From Issuance of
(Payment of) Debt, Net	1	(2)
Dividends Paid	(11)	(10)
Disposal of Assets/Other, Net	4	62
Increase/(Decrease) In Cash	$4	$25

Depreciation	$(23)	$(21)

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